UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 4, 2010

Allegheny Bancshares, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

West Virginia	000-50151	22-3888163
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PO Box 487, 300 N Main St, Franklin, West Virginia		26807
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	304-358-2311

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On November 4, 2010, Allegheny Bancshares, Inc. issued a press release announcing results for the quarter ended September 30, 20010. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1
ALLEGHENY BANCSHARES, INC. ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
Allegheny Bancshares, Inc., the parent company of Pendleton Community Bank, is pleased to announce third quarter 2010 net income of $693,000 or $0.80 per share. This compares with third quarter 2009 income of $658,000 or $0.76 per share. This $35,000 increase in income and the $0.04 increase in earnings per share represent a 5.3% increase over the same period a year ago.
For the first nine months of 2010, Allegheny had net income of $1,766,000, which is a 51.8% increase from the net income of $1,163,000 earned the same period in 2009. Earnings per share increased from $1.34 in the first nine months of 2009 to $2.04 for the same period in 2010. Return on Average Assets (ROAA) for the first nine months was 0.96% and the Return on Average Equity (ROAE) was 8.27%. This compares to a ROAA of 0.70% and a ROAE of 5.60% for the same period of 2009.
The earnings in 2009 were low compared to 2010 due to a non-cash impairment charge of $604,000 pre-tax, equivalent to $559,000 after tax or $0.64 per share. This impairment charge related to certain restricted equity securities that were completely written off in the first quarter of 2009.
Assets increased 4.5% from December 31, 2009 to September 30, 2010 and on that date, totaled $253,908,000. Shareholders’ Equity at September 30, 2010 totaled $29,617,000.
W.A. (Bill) Loving, President and CEO, indicated he was extremely pleased with the first nine month’s performance. According to Loving, "The soft economy and current banking environment continues to be extremely challenging for all financial institutions. We are no exception. Although the US economy, and by extension our local economy, is technically out of a recession, we continue to see remnants, both on a national and local level, of this historic downturn. A common result of all downturns is the slowing of business activity and weaker loan demand. Such is the case in the markets we serve; however, while not at historic levels, we have enjoyed a 3.0% asset growth during the 3rd quarter of 2010 and 4.5% year-to-date. Another impact of the current economy is higher levels of unemployment. This condition, along with a slowing in business activity, has created higher levels of delinquencies and charge-offs. While 2010 losses are less than many of our peers, they exceed our historic levels. Accordingly we have continued to set aside higher levels of loan loss reserves in 2010. We believe this to be a prudent decision, given the continued uncertainty in our economy and higher delinquency levels.
Today’s interest rate environment has its own set of challenges. Our continued focus on this integral component of net income has resulted in a higher net interest margin. Margin improvement, coupled with increased non-interest income, has provided the additional earnings to support the higher level of reserve allocation and increased profitability in 3rd quarter 2010 in comparison with 3rd quarter 2009. Today’s performance and results could not be achieved without the dedication of our employees and the continued support of our customers. To each I extend a thank you and appreciation.
This press release includes forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Accordingly, actual results may differ materially from anticipated results.
Reference is made to the additional risks and factors described from time to time in Allegheny’s reports and registration statements filed with the Securities and Exchange Commission. Allegheny undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Pendleton Community Bank, an independent community bank since 1925, currently has five full-service financial centers located in the West Virginia communities of Franklin, Moorefield, Marlinton, Petersburg, and in the Virginia community of Harrisonburg. Allegheny Mortgage Company, a division of Pendleton Community Bank, originates residential mortgage loans and is headquartered in Moorefield.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegheny Bancshares, Inc.

November 4, 2010	By:	/s/William Loving Jr.

Name: William Loving Jr.
Title: President/ CEO